Exhibit 1
British American Tobacco p.l.c. (the “Company”)

13 October 2023

BAT Appoints Chief People Officer to the Management Board

Further to the changes to the Management Board announced on 19 June 2023, Cora Koppe-Stahrenberg, has been appointed to the new role of Chief People Officer and will join the BAT Management Board with effect from 1 November 2023.

Bringing critical experiences from other sectors and industries, Cora was most recently Global Head of Human Resources of Fresenius Medical Care, a publicly listed global healthcare company with over 125,000 employees. While at Fresenius Medical Care, Cora established a new Global HR function, and implemented a global people strategy which focused on the creation of a collaborative and empowering culture delivered through a number of change initiatives. Previously, Cora held various international senior HR positions at Marsh & McLennan Companies, Emirates Investment Authority, and General Electric.

Tadeu Marroco, Chief Executive, commented:

“I am delighted to welcome Cora to the Management Board. This is a significant management team enhancing appointment for BAT. Culture and collaboration are at the heart of my leadership agenda, Cora shares these values and will play a key role in the Group’s transformation to build A Better Tomorrow.  I have no doubt that Cora will bring a fresh perspective having worked internationally in multiple sectors outside our industry and will bring new insights and capability to our management team.

“I look forward to working with Cora to deliver a winning culture and a dynamic, modern BAT.”

The Chief People Officer will report to the Chief Executive.

ENDS

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About BAT

BAT is a leading, multi-category consumer goods business with a purpose to build A Better Tomorrow™ by reducing the health impact of its business through offering a greater choice of enjoyable and less risky products for adult consumers.

We continue to be clear that combustible cigarettes pose serious health risks, and the only way to avoid these risks is not to start or to quit. BAT encourages those who would otherwise continue to smoke to switch completely to scientifically-substantiated, reduced-risk alternatives*†. In order to deliver this, BAT is transforming into a truly consumer-centric multi-category consumer products business.

BAT’s ambition is to have 50 million consumers of its non-combustible products by 2030 and to generate £5billion of New Categories revenue by 2025. BAT has set stretching ESG targets including achieving carbon neutrality for Scopes 1 & 2 by 2030 and eliminating unnecessary single-use plastic and making all plastic packaging reusable, recyclable or compostable by 2025.

BAT employs over 50,000 people. The BAT Group generated revenue of £27.65 billion in 2022 and profit from operations of £10.5 billion.

The company’s Strategic Portfolio is made up of its global cigarette brands and a growing range of reduced-risk*† New Category tobacco and nicotine products and traditional non-combustible tobacco products. These include vapour, tobacco heating products, modern oral products including tobacco-free nicotine pouches, as well as traditional oral products such as snus and moist snuff. In 2022, we had 22.5 million consumers of our non-combustible products, a rise of 4.2 million on full year 2021.

References in this statement to ‘BAT’, ‘we’, ‘us’ and ‘our’ refer to the British American Tobacco Group.

* Based on the weight of evidence and assuming a complete switch from cigarette smoking. These products are not risk free and are addictive.
† Our vapour product Vuse (including Alto, Solo, Ciro and Vibe), and certain products, including Velo, Grizzly, Kodiak, and Camel Snus, which are sold in the U.S., are subject to FDA regulation and no reduced-risk claims will be made as to these products without agency clearance.

Forward-looking statements

This release contains certain forward-looking statements, including “forward-looking” statements made within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our customer target ambition, New Categories revenue targets and our ESG targets.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors. It is believed that the expectations reflected in this release are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. A review of the reasons why actual results and developments may differ materially from the expectations disclosed or implied within forward-looking statements can be found by referring to the information contained under the headings “Cautionary Statement” and “Group Principal Risks” in the 2022 Annual Report and Form 20-F of British American Tobacco p.l.c. (BAT PLC).

Additional information concerning these and other factors can be found in BAT PLC’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov and BAT PLC’s Annual Reports, which may be obtained free of charge from the BAT website www.bat.com.

Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this release and BAT undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.